Exhibit 10.5

SynCardia Systems Inc.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of May 19, 2010, between SynCardia Systems Inc., a Delaware corporation (the “Company”), and Michael Garippa (the “Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, the Executive shall serve as the President of the Company with duties, responsibilities and authority customary for positions of such nature at similarly situated corporations, subject to the power of the CEO to expand or limit such duties, responsibilities and authority.

The President will initially be responsible for any subsidiaries of SynCardia Systems and the President will guide the Sales, Marketing, Clinical Support and Market Communication functions of SynCardia. It is anticipated that the President may eventually succeed to the position of CEO and upon succeeding to the position of CEO guide all functions of the company and report directly to the SynCardia Board of Directors (the “Board”).

(b) During the Employment Period, the Executive shall report to CEO and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. The Executive shall perform his duties and responsibilities to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3. Compensation and Benefits.

(a) During the Employment Period, the Executive’s base salary shall be $300,000 (Three Hundred Thousand Dollars) per annum or such other rate as the Board may designate from time to time (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices. In addition, during the Employment Period, the Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, and the Executive shall be entitled to four weeks of paid vacation each year, the accrual and use of which shall be governed by the Company’s general policy relating to vacation and vacation pay.

(b) During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, the Board shall award incentive compensation to the Executive based upon the Company’s financial performance, as follows: the Executive shall receive three percent (3%) of any year over year improvement in the Company’s EBITDA, calculated based on the Company’s fiscal year (the “Incentive Compensation”).

For example, if in fiscal year one the EBITDA is $9,000,000 and if in year two the EBITDA is $23,000,000 the year over year improvement is $14,000,000. The Incentive Compensation amount awardable to the Executive in such example is then 3% of $14,000,000 or $420,000. For any fiscal year in which there is not an improvement in EBITDA over the prior fiscal year, the Executive shall not be eligible to receive Incentive Compensation. For purposes of this Agreement “EBITDA” shall mean the Company’s earnings calculated before interest, taxes, depreciation and amortization, as reflected in the Company’s audited fiscal year-end financial statements determined in accordance with GAAP and consistent with the Company’s historical accounting practices. For purposes of this Agreement, in determining EBITDA: 1) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined by GAAP; 2) EBITDA shall not include any reductions in the amount of reserves in excess of five percent (5%) of the then existing total reserves set forth on the Company’s balance sheet, including without limitation, reserves for inventory and bad debt; and 3) EBITDA shall not include any gains, losses or profits realized from the sale of any capital assets other than in the ordinary course of business.) Any Incentive Compensation owed to Executive shall be paid within sixty (60) days following the close of the applicable fiscal year. For fiscal year 2010, any Incentive Compensation shall be pro-rated based upon the number of days within fiscal year 2010 the Executive served pursuant to this Agreement.

(d) In addition to the Base Salary, as soon as practical on or following the commencement of Executive’s employment hereunder, the Board shall grant Executive a stock option (the “Option”) pursuant to the terms of the Company’s [Stock Option Plan]1 (the “Plan”) to purchase up to 430,000 shares of the Company’s common stock at an exercise price of $6.15 per share. The Option shall have a 10 year term and shall be subject to the standard terms and conditions of the Plan. The Option shall vest as follows:

(i) 150,000 shares underlying the Option shall be fully vested as of grant;

[1]	Need to confirm correct name.

(ii) following the completion of the Company’s initial public offering of its common stock, an additional 40,000 shares underlying the Option shall vest on each date that it is determined that the Company’s market capitalization, as determined in accordance with Section 3(d)(iii), shall for the first time equal or exceed any of the following threshold amounts, provided that the Executive remains employed by the Company as of such vesting date:

(A) equal to or greater than $400 million;

(B) equal to or greater than $500 million;

(C) equal to or greater than $600 million;

(D) equal to or greater than $700 million;

(E) equal to or greater than $800 million;

(F) equal to or greater than $900 million; and

(G) equal to or greater than $1 billion.

(iii) The Company’s market capitalization shall be deemed to have met the foregoing threshold amounts if the product of (A) the closing sales price of the Company’s common stock, as reported on the principal market for the Company’s common stock multiplied by (B) the number of shares of common stock of the Company outstanding as of the close of business, shall have exceeded the applicable threshold for a period of ten (10) consecutive trading days, as determined in the reasonable discretion of the Company’s compensation committee of the Board. For clarification, each threshold, and the associated vesting of 40,000 shares, shall only occur one time on the first time that it is determined that such threshold has been met.

(iv) In the event of an acquisition by the Company of any other unaffiliated company (whether through a merger, acquisition of assets, stock purchase or otherwise) in exchange for stock of the Company, then, upon the consummation of each such acquisition, the threshold amounts set forth in sections 3(d)(ii) (A) – (G) above shall each be adjusted according to the following formula:

A = B x (C / D)

Where:

A = post acquisition adjusted threshold amount

B = threshold amount immediately prior to such acquisition (as adjusted by any previous adjustments pursuant to this subparagraph (iv))

C = number of shares of the Company’s outstanding common stock immediately following such acquisition (plus any such shares issuable on a contingent basis in connection with the acquisition, including shares subject to any earn-out, escrow, holdback or similar provision; provided that if it is finally determined in the reasonable discretion of the compensation committee that any such contingent shares shall not be issued or issuable in connection with such acquisition, then the post acquisition adjusted threshold amounts shall be recomputed to the amount that would have been applicable on the date of such acquisition had such contingent shares not been included in the calculation)

D = number of shares of the Company’s outstanding common stock immediately prior to such acquisition

(v) In the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the period commencing one (1) month prior to and ending thirteen (13) months following the closing of a [Change of Control]2, as defined in the Plan, the then upon such termination 100% of the unvested shares underlying the Option shall immediately vest and become exercisable.

4. Term.

(a) The Employment Period shall end on the three (3) year anniversary of the date of this Agreement; provided that the Employment Period will automatically extend for an additional one (1) year period at each scheduled end of the Employment Period unless either party provides written notice to the other party within ninety (90) calendar days of the scheduled end of the Employment Period that such Party does not wish to extend the Employment Period as contemplated by this Section 4(a). Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon the Executive’s death or Complete Disability, (ii) the Employment Period may be terminated by the Executive any time prior to such date for Good Reason or without Good Reason, and (iii) the Employment Period may be terminated by the Company at any time prior to such date for Cause or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive.

(b) If the Employment Period (i) is terminated by the Company for Cause, (ii) is terminated by the Executive without Good Reason, (iii) is terminated as a result of the Executive’s death or Complete Disability, or (iv) is not extended pursuant to Section 4(a), the Executive shall only be entitled to receive his Base Salary and any accrued and unused vacation earned through the date of termination or expiration.

(c) If the Employment Period is terminated by the Company or its successors in interest without Cause or by the Executive with Good Reason, the Executive shall be entitled to continue to receive his Base Salary payable in regular installments from the date of termination through the earlier to occur of (i) the scheduled termination of the Employment Period without giving effect to any subsequent extension under Section 4(a) or (ii) the two year anniversary of the termination of the Employment Period (the “Severance Period”) and payment in respect of any accrued and unused vacation, in each case, if and only if the Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as the Executive has not breached the

[2]	Need to confirm defined term in Plan.

provisions of Sections 4, 6 and 7 hereof. Notwithstanding the foregoing sentence, in the event that the effective date of any such termination without Cause or with Good Reason shall occur within thirty (30) days prior to or one (1) year following a “Change of Control” (as defined herein), the Severance Period shall be the greater of the Severance Period as specified in the foregoing sentence or one (1) year following the effective date of such termination, whichever is greater. For purposes of this Agreement “Change of Control” shall mean (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; or (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(d) Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, warrants, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration.

(e) For purposes of this Agreement, “Cause” shall mean (i) being charged, indicted or convicted of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) chronic drug or alcohol abuse or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the CEO, which has not been cured after the giving of thirty (30) days notice of such failure, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (v) any other material breach of the Transaction Agreements after, in the case of this Agreement, the giving of thirty (30) days notice of such breach and opportunity to cure, and in the case of other Transaction Agreements, any applicable notice and opportunity to cure expressly provided for therein.

(f) For purposes of this Agreement, “Good Reason” shall mean the following: (i) any material reduction in the Executive’s base salary or benefits not otherwise applicable in the same proportions to other executive officers of the Company and (ii) any material diminution of the Executive’s responsibilities and authority; provided however, that any resignation by the Executive due to any of the foregoing conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrences of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the

Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive, and (iii) the Executive actually resigns his employment within the first ninety (90) days after expiration of the Cure Period.

(g) For purposes of this Agreement, “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of more than sixty (60) days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(h) 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death.

The Executive shall receive severance benefits only if the Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company [(attached to this Agreement as Exhibit A)], and permits such release to become effective in accordance with its terms (such latest permitted date, the “Separation Agreement Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the separation agreement could become effective in the calendar year following the calendar year in which the Executive separates from service, the separation agreement will not be deemed effective any earlier than the Separation Agreement Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the separation agreement. Except to the minimum extent that payments must be delayed because the Executive is a “specified employee” or until the effectiveness of the separation agreement, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

(i) 280G. If any payment or benefit the Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, then the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount is subject to the Excise Tax, the Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the full amount of the Payment results in greater economic benefit than the Reduced Amount, the Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

The accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which Executive’s) right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by Executive or the Company.

Notwithstanding the above, prior to any reduction in Payments under this Section 5(i), at the Executive’s request and if the Executive agrees to waive the rights to receive Payments that would otherwise be subject to the Excise Tax in the event of non-approval, the Company agrees to solicit a vote of all eligible shareholders for approval of such amounts such that the Payments will not be subject to Excise Tax in accordance with the procedures set forth in Q&As 6 and 7 of Section 1.280G-1 of the Treasury Regulations or any superseding provision of such regulations.

5. Confidential Information. The Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent (a) such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or (b) required by applicable law. The Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiaries which he may then possess or have under his control.

6. Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company and its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) The Executive acknowledges and agrees that as a member of the Senior Management Team of Company, The Executive will have access to, and will regularly be exposed to, and in some cases will generate and control, confidential, sensitive, and competitively valuable information about the Company, its employees, and its customers. The Executive understands and agrees that Company’s services, products, and methods of doing business are unique, and that Company has a legitimate business interest in protecting its relationship with its customers, its Confidential Information its goodwill, and its investment in its employees. The Executive also understands and agrees that Company has developed through considerable time, effort, and expense, confidential and proprietary business materials, including but not limited to, financial, marketing, sales, and promotional materials, as well as significant and valuable relationships with its customers, vendors, suppliers, and other business partners. The Executive agrees and acknowledges that Company’s relationships with its customers, vendors, suppliers, business partners, and employees, as well its confidential and proprietary information, are valuable and legitimate protectable interests, and therefore agrees to be bound by the restrictive covenants in this Agreement. Because The Executive will be a member of Company’s Senior Management Team, The Executive acknowledges and agrees that The Executive will learn and have access to information about the Company, as well s relationships with Company customers and business partners, that would be extremely valuable to a competitor of Company. Therefore, the Executive agrees that, during the Employment Period and for twelve (12) months following the conclusion of the Employment Period or the Severance Period, whichever date is later (the “Noncompete Period”); or, in the alternative, if a court of competent jurisdiction determines that the foregoing definition of the Noncompete Period is overbroad and/or unenforceable, then the Noncompete Period means the twelve (12) months following the conclusion of the Employment Period, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, advise, render services for, be employed by, or in any manner engage in any business that designs, produces, develops, manufactures, distributes, sells, markets, or promotes any mechanical circulatory assist and/or support device (including but not limited to biventricular assist device therapy) within the “Restricted Territory”. For purposes of this Agreement “Restricted Territory” means the Earth; or, in the alternative, in the event a court of competent jurisdiction determines that the foregoing definition of Restricted Territory is overbroad and/or unenforceable, then the Restricted Territory means North America, South America, the Asia Pacific countries, and Europe; or, in the alternative, in the event a court of competent jurisdiction determines that the foregoing definition of Restricted Territory is overbroad and/or unenforceable, then the Restricted Territory means the United States of America (including its territories and possessions). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b) During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company, or from hiring any such employee or other personnel responding to such general advertising.

(c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Executive of this Section 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

8. The Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9. Survival. Sections 5 through 19 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Notices to the Company:

SynCardia Systems Inc.,

1992 East Silverlake

Tucson, Arizona 85713

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Arizona, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18. Moving Allowance. The Company shall reimburse the Executive for reasonable expenses incurred in moving his principal place of residence from Pittsburgh, Pennsylvania to Tucson, Arizona including a non accountable portion of moving allowance of $12,000 (Twelve Thousand Dollars)up to a maximum of $37,000 (Thirty Seven Thousand Dollars).

19. Pittsburgh Housing Allowance. The Company shall provide the Executive with a payment of two thousand dollars ($2,000) per month from the effective date of this Agreement through September 30, 2010, in consideration of Executive’s current lease obligations (the “Pittsburgh Housing Allowance”). Such Pittsburgh Housing Allowance shall be pro-rated for any partial month.

20. Tucson Housing Allowance. The Company shall provide the Executive with a payment of three thousand six hundred dollars ($3,600) per month commencing on the date the Executive first performs services as President of the Company through September 30, 2010 (the “Tucson Housing Allowance”) in consideration of the Executive’s need to maintain temporary lodgings in Tucson, Arizona. Such Tucson Housing Allowance shall be pro-rated for any partial month of service as President.

21. Board Approval. This Agreement is subject to ratification by the SynCardia Board of Directors

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SYNCARDIA SYSTEMS, INC.

By:	/s/ Rodger Ford

	Rodger Ford, CEO	May 14 2010

MICHAEL GARIPPA

/s/ Michael Garippa

Michael Garippa		May 2010

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR

WITH GOOD REASON

In consideration of the payments and other benefits set forth in Section 4(c) of the Employment Agreement dated May 15, 2010 (the “Employment Agreement”), to which this form is attached, I, Michael Garippa, hereby furnish SynCardia Systems, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, except to the extent that such claims cannot be released pursuant to the Arizona law; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Arizona Civil Rights Act, the Arizona Equal Pay Law, and the Arizona Employment Relationship and Constructive Discharge Law.

If I am 40 years of age or older, I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days (or forty-five (45) days, if so advised by the Company in writing) in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”).

I acknowledge and agree to my continuing obligations under my Employment Agreement. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Employment Agreement.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release and Waiver.

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized member of the Board of Directors of the Company.

Date:	By:
MICHAEL GARIPPA

SYNCARDIA SYSTEMS, INC.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of January 19, 2011, by and between SYNCARDIA SYSTEMS, INC., a Delaware corporation (the “Company”) and Michael Garippa (the “Executive”). This Amendment shall amend that certain Employment Agreement, dated on or about May 19, 2010 (the “ Employment Agreement”), by and between the Company and the Executive.

RECITALS

WHEREAS, Section 17 of the Employment Agreement provides that any term of the Employment Agreement may be amended with the written consent of the Company and the Executive; and

WHEREAS, the parties desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. AMENDMENT AND RESTATEMENT OF THE FIRST SENTENCE OF SECTION 3(d) OF THE EMPLOYMENT AGREEMENT. The first sentence of Section 3(d) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“In addition to the Base Salary, the Board shall grant Executive stock options (the “Option”) pursuant to the terms of the Company’s Long Term Incentive Plan (the “Plan”) to purchase up to 513,355 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock, as determined in good faith by the Board at the time of grant.”

2. AMENDMENT AND RESTATEMENT OF SECTION 3(d)(i) OF THE EMPLOYMENT AGREEMENT. Section 3(d)(i) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“179,077 shares underlying the Option shall be fully vested as of the date of grant;”

3. AMENDMENT OF SECTIONS 3(d)(ii) AND 3(d)(iii) OF THE EMPLOYMENT AGREEMENT. Each instance in which the phrase “40,000 shares” appears in Sections 3(d)(ii) and 3(d)(iii) of the Employment Agreement shall hereby be amended and restated to be “47,754 shares”.

4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Arizona without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

6. NO OTHER AMENDMENT TO THE EMPLOYMENT AGREEMENT. Except as specifically amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect in accordance with their terms without modification.

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2.

IN WITNESS WHEREOF, the undersigned hereby executes this Amendment as of the date first above written.

SYNCARDIA SYSTEMS, INC.

Signature:	/s/ J. David Mackstaller

J. David Mackstaller
Secretary

EXECUTIVE

Signature:	/s/ Michael Garippa

Michael Garippa

SYNCARDIA SYSTEMS, INC.

AMENDMENT TO AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “New Amendment”) is made as of January 21, 2011, by and between SYNCARDIA SYSTEMS, INC., a Delaware corporation (the “Company”) and Michael Garippa (the “Executive”). This New Amendment shall amend that certain Amendment No. 1 to Employment Agreement, dated January 19, 2011 (the “Prior Amendment”), by and between the Company and the Executive.

RECITALS

WHEREAS, the Prior Amendment amended that certain Employment Agreement, dated on or about May 19, 2010, by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, certain numbers set forth in the Prior Amendment were miscalculated due to an administrative error; and

WHEREAS, the parties desire to amend the Prior Amendment to reflect the true intention of the Company and the Executive, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. AMENDMENT OF SECTION 1 OF THE PRIOR AMENDMENT. The reference to “513,355 shares” in Section 1 of the Prior Amendment is hereby replaced with “507,798 shares”.

2. AMENDMENT OF SECTION 2 OF THE PRIOR AMENDMENT. The reference to “179,077 shares” in Section 2 of the Prior Amendment is hereby replaced with “177,139 shares”.

3. AMENDMENT OF SECTION 3 OF THE PRIOR AMENDMENT. The reference to “47,754 shares” in Section 3 of the Prior Amendment is hereby replaced with “47,237 shares”.

4. COUNTERPARTS. This New Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this New Amendment and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Arizona without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

6. NO OTHER AMENDMENT. Except as specifically amended by this New Amendment, all other terms and conditions of the Prior Amendment and the Employment Agreement shall remain in full force and effect in accordance with their terms without modification.

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2.

IN WITNESS WHEREOF, the undersigned hereby executes this New Amendment as of the date first above written.

SYNCARDIA SYSTEMS, INC.

Signature:	/s/ J. David Mackstaller

J. David Mackstaller
Secretary

EXECUTIVE

Signature:	/s/ Michael Garippa

Michael Garippa